Bierwolf, Nilson & Associates
                          Certified Public Accountants
                             1453 South Major Street
                            Salt Lake City, UT 84115
                                 (801) 363-1175
                               FAX (801) 363-0615


                                February 12, 2002


U.S. Securities & Exchange Commission
450 Fifth Street NW
Washington, DC 20549

RE:      The Bauer Partnership, Inc. formerly Finders Keepers Inc.

Dear Sir,

The Bauer Partnership, Inc. formerly Finders Keepers Inc. had engaged Bierwolf, Nilson & Associates to perform certain accounting services and to perform review of its financial statements for the three months ended June 30, 2001. On February 12, 2002, I was notified that the relationship between Bierwolf, Nilson & Associates and The Bauer Partnership had been terminated.

During The Bauer Partnership, Inc.'s relationship with Bierwolf, Nilson & Associates there were no disagreements between The Bauer Partnership, Inc. and Bierwolf, Nilson & Associates on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, there were no disagreements between The Bauer Partnership, Inc. and Weisbrod Goldmacher, LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedures for the work for the June 30, 2001 financial statements, or for any other work in connection with The Bauer Partnership, Inc.

Please contact me if you should need any further information.

Respectfully Yours,


/s/ Bierwolf Nilson & Associates
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Bierwolf Nilson & Associates